UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 28, 2018

OrangeHook, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	000-54249	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

319 Barry Avenue South #300
Wayzata, Minnesota 55391
 (Address of Principal Executive Offices including Zip Code)

(442) 500-4665
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

Midwest Bank and Carlton Group Notes

On February 28, 2018, OrangeHook, Inc., a Florida corporation (the "Company"), entered into a Promissory Note with Midwest Bank of Minnesota ("Midwest Bank") in the principal amount of $5,000,000 (the "Midwest Bank Note"). The Midwest Bank Note matures on May 16, 2018 (the "Maturity Date") and calls for one payment of the principal balance and all accrued interest on the Maturity Date. The Midwest Bank Note specifies an annual interest rate of 7.5%. Interest is calculated on a 360-day year basis resulting in an effective interest rate of 7.6% per year. The Company may make prepayments without penalty and any prepayments will reduce the principal balance due.

The Midwest Bank Note is secured by a Commercial Pledge Agreement for $5,000,000 signed by the Company and The Carlton Group, a Virginia limited liability company ("Carlton Group") in which the Company and the Carlton Group pledge 5,000 Units of the Company's 12% Series OH-2 Convertible Preferred Stock (as further defined in Item 3.02 below) (the "Preferred Shares") to Midwest Bank. The Preferred Shares represent a portion of 11,000 units of the Company's Series OH-2 Convertible Preferred Stock, the purchase of which is represented by two subscription agreements ("Subscription Agreements") previously entered into by the Carlton Group but which have not yet been fulfilled.
The terms of the Subscription Agreements are summarized in Item 3.02, which summaries are incorporated herein by reference.
Also on February 28, 2018, the Carlton Group issued a Secured Promissory Note to the Company in the principal amount of $11,000,000 (the "$11 Million Note") to further support its payment obligations under the Subscription Agreements. The $11 Million Note matures on May 16, 2018, and calls for an annual interest rate of 12.0%, calculated on a 360-day year basis and resulting in an effective interest rate of 12.2% per year. The $11 Million Note calls for monthly interest payments beginning on April 1, 2018. The Carlton Group may make prepayments without penalty, and any prepayments will be applied to accrued interest first.
The $11 Million Note is secured by Pennsylvania real property (the "Pennsylvania Property") owned by Verdant Holdings LLC, a Pennsylvania limited liability company ("Verdant") and valued at approximately $40,000,000.  Verdant has granted a $5,000,000 mortgage in the Pennsylvania Property to Midwest Bank to further secure the Company's Midwest Bank Note. In addition, Verdant assigned and granted a security interest in the rents from the Pennsylvania Property to Midwest Bank. The Midwest Note is further secured by assignment of the financial rights to receive payments under a power purchase agreement of Fayette Thermal LLC. In the aggregate, the mortgage and other collateral pledged to Midwest Bank equals approximately $45,000,000 ("Aggregate Collateral").

Energy Management Concepts Promissory Note
On February 28, 2018, Energy Management Concepts ("Energy Management"), a Pennsylvania company, issued a $2,500,000 Secured Promissory Note to the Company (the "Energy Management Note") in return for the Company's funding of a loan to Energy Management in the principal amount of $2,500,000.  The Energy Management Note matures on May 16, 2018, and calls for an annual interest rate of 6.5% calculated on a 360-day year basis and resulting in an effective interest rate of 6.6% per year. The Energy Management Note calls for monthly interest payments beginning on April 1, 2018. Energy Management may make prepayments without penalty, and any prepayments will be applied to accrued interest first. The Energy Management Note also is secured by the Aggregate Collateral discussed above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Midwest Bank Note included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

On January 22, and February 3, 2018, the Carlton Group executed two Subscription Agreements for the purchase of an aggregate 11,000 units (the "Units") of the Company's 12% Series OH-2 Convertible Preferred Stock ("Series OH-2 Preferred") representing an aggregate price of $11,000,000. Each Unit consists of one share of the Company's convertible preferred stock that is convertible to 143 shares of the Company's Common Stock and a warrant to purchase 71.5 shares of the Company's Common Stock (the "Warrants"). The Warrants have a seven-year term and an exercise price of $7.00 per share of Common Stock. The Carlton Group has not funded its obligations under the Subscription Agreements, but expects to do so in the near future.
The issuance of shares of Series OH-2 Preferred and Common Stock pursuant to the terms of the Subscription Agreements constitute private placements exempt from registration requirements under Section 4(a)(2) of the Securities Act of 1933 (the "Securities Act"), as amended, and/or Regulation D promulgated under the Securities Act. There was no general solicitation or advertising with respect to the private placement and the purchaser made representations in the Subscription Agreements regarding the purchaser's accredited investor status and intent to acquire the securities for investment only and not with a view to or for sale in connection any distribution of the securities. An appropriate legend will be affixed by the Company to the share certificates representing that the shares of Series OH-2 Preferred and Common Stock that were issued in the private placements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORANGEHOOK, INC.

Dated:   March 6, 2018
By:  /s/   James L. Mandel
               James L. Mandel
               President and Chief Executive Officer